Exhibit 99.1

NTN Buzztime Names Allen Wolff Chief Financial Officer

CARLSBAD, Calif., December 19, 2014 — NTN Buzztime, Inc. (NYSE MKT: NTN) hired Allen Wolff, 42, as chief financial officer effective December 29, 2014. Wolff, among other responsibilities, will assume the principal accounting duties and report directly to CEO Ram Krishnan. Sandra Gurrola, who served as the interim principal accounting officer since September 8, 2014, will continue to serve as vice president of finance and report to Wolff.

“We are excited to have Allen join the team, as his deep financial acumen will complement the leadership bench we grew in 2014,” said Buzztime CEO Ram Krishnan. “A seasoned financial executive, Allen has secured strategic capital financing and led various stage companies through expansion, demonstrating his ability to scale businesses. Additionally, he has distinctive experience having held various leadership positions in the wide array of industries, including Software-as-a-Service, e-payments, finance and casual dining. We believe all of this will be instrumental for Buzztime as we continue to move forward in investing in our product portfolio to deliver a compelling entertainment experience. I’d also like to thank Sandra Gurrola for her leadership and command during this past quarter and look forward to her on-going contributions.”

Wolff added, “Buzztime’s new BEOND platform is bringing cutting edge technology to bars and restaurants. The new features are being well received, and the platform is configured to expand by offering more loyalty building games, a revenue generating arcade and cost saving point-of-service attributes. I have been impressed with the leadership team evolution and am attracted to Buzztime’s growth opportunity. I look forward to helping scale the company and build its financial strength.”

Allen Wolff

Most recently, Wolff served as the chief financial strategist of PlumDiggity, a financial and marketing strategy firm that he co-founded. Prior to PlumDiggity, Wolff served as a director of 365 Retail Markets, a self-checkout point-of-sale technology company, and ultimately joined the company as CFO in 2012. From July 2011 to April 2013, simultaneous with his role at 365 Retail Markets, Wolff was an investor and had the leadership role of “Game Changer” at Crowdrise, an online fundraising platform co-founded by the actor Edward Norton. Wolff joined Crowdrise after incubating Retail Capital, a small business specialty finance company. In January 2006 he co-founded PaySimple, a SaaS-based online payment solution that offers integrated invoicing and payment acceptance in one system. In addition to serving on PaySimple’s Board of Directors, Wolff held various roles through January 2011 including CFO and President. In addition, Wolff was a principal from 1998 to 2012 for a casual dining restaurant where he structured a joint venture to open his business and subsequently converted the business to a franchise. Earlier in his career, Wolff worked at SpaceVest, a venture capital firm focused on expansion stage technology companies. Wolff holds a BA from the University of Michigan and an MBA from the University of Maryland, R.H. Smith School of Business.

About Buzztime:

NTN Buzztime, Inc. (NYSE MKT: NTN) is a leading bar and restaurant social entertainment and integrated marketing platform. Trusted by bars and restaurants in North America since 1985, Buzztime integrates trivia, card and sports games with in- and out-of-venue messaging and communication tools. With over 6 million player registrations on the Buzztime platform and over 60 million games played each year, Buzztime players spread the word and invite friends and family to their favorite Buzztime locations to enjoy evenings of fun and competition. With Buzztime entertainment and marketing solutions, bars and restaurants can turn casual visitors into regulars, and give patrons a reason to stay longer. For the most up-to-date information on NTN Buzztime, please visit http://www.buzztime.com or follow us on Facebook or Twitter @buzztime.

IR AGENCY CONTACT: Monica Chang/Kirsten Chapman, LHA, buzztime@lhai.com , 415-433-3777